Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Open Text Corporation
We consent to the incorporation by reference in the registration statements Nos. 333-184670, 333-146351, 333-121377 and 333-87024 on Form S-8, and No. 333-195479 on Form S-3 of Open Text Corporation of our reports dated July 26, 2016, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2016 and June 30, 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, which reports appear in the June 30, 2016 annual report on Form 10-K of Open Text Corporation. Our report on the consolidated financial statements refers to retrospective changes, related to the presentation of deferred income tax assets and liabilities as non-current and debt issuance costs as a direct deduction from the carrying amount of the debt, in the year ended June 30, 2016.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
July 27, 2016